Exhibit 99.1

Perspective Commences Recruitment for Second Dose Escalation Cohorts in Clinical Studies of Two Lead Programs: [(212)Pb]VMT-α-NET and [(212)Pb]VMT01

SEATTLE – January 17, 2024 – Perspective Therapeutics, Inc. (NYSE AMERICAN: CATX), today announced that it began patient recruitment for the second dosing cohorts (Cohort 2) in clinical studies for both of its lead product candidates, [212Pb]VMT-α-NET and [212Pb]VMT01, after the safety monitoring committees for each study unanimously recommended moving forward. In addition, the first patient in cohort 2 of the [212Pb]VMT01 study was already dosed.

[212Pb]VMT-α-NET is a targeted alpha particle therapy (TAT) in development for patients with unresectable or metastatic somatostatin receptor type 2 (SSTR2) expressing tumors who have not previously received peptide-targeted radiopharmaceutical therapy, such as Lutathera®. [212Pb]VMT01 is a TAT in development for second-line or later treatment of patients with progressive MC1R-positive metastatic melanoma.

“We continue to make rapid progress across all of our clinical programs and demonstrate the promise of our targeted alpha radioligand therapies to provide needed treatment options for patients with intractable tumors,” commented Markus Puhlmann, Chief Medical Officer of Perspective Therapeutics. “Preliminary safety data from these Phase 1 studies of [212Pb]VMT-α-NET and [212Pb]VMT01 demonstrate good tolerability and support further dose escalation. The [212Pb]VMT-α-NET data are consistent with the data collected at similar doses from the clinician-initiated ongoing study in India. We look forward to providing further safety and efficacy updates in the second half of 2024.”

About the Phase 1/2a Study of [212Pb]VMT-α-NET

This is a multi-center open-label study (clinicaltrials.gov identifier NCT05636618) of [212Pb]VMT-α-NET, a targeted alpha particle therapy, for patients with advanced SSTR2-positive neuroendocrine tumors. The first part of the study involves dose-escalation designed to determine the maximum tolerated dose (MTD) or maximum feasible dose (MFD) following a single administration of [212Pb]VMT-α-NET. The first patient cohort received 111 MBq (3mCi) per dose. The second cohort will receive administered activities of 185 MBq (5mCi), with cohorts 3 and 4 receiving 370 MBq (10 mCi) and 555 MBq (15 mCi), respectively, if the MTD or MFD is not reached during escalation. According to the modified toxicity probability interval 2 (mTPI-2) study design, intermediate de-escalation doses are also possible to allow selection of the optimal activity dose to take forward into the dose expansion part of the study.

The second part of the study is a dose expansion phase based on the identified MTD/MFD. Patients with positive uptake on FDA-approved SSTR2 PET/CT will receive a fixed dose of [212Pb]VMT-α-NET IV administered at the recommended Phase 2 dose and schedule determined in the Phase I dose escalation.

About the Phase 1/2a study of [212Pb]VMT01

This ongoing trial (clinicaltrials.gov identifier NCT05655312) is a multi-center open-label dose escalation, dose expansion study of [212Pb]VMT01 in subjects with histologically confirmed melanoma and MC1R-positive imaging scans. The first part of the study is a dose escalation phase to determine the MTD or MFD following a single administration of [212Pb]VMT01. The first patient cohort received 111 MBq (3mCi) per dose. The second cohort will receive administered activities of 185 MBq (5mCi), with cohorts 3 and 4 receiving 370 MBq (10 mCi) and 555 MBq (15 mCi) respectively, if the MTD or MFD is not reached during escalation. According to the modified toxicity probability interval 2 (mTPI-2) study design, intermediate de-escalation doses are also possible to allow selection of the optimal activity dose to take forward into the dose expansion part of the study.

The second part of the study is a dose expansion phase based on the identified MTD/MFD. Patients may be eligible to receive up to three administrations of [212Pb]VMT01 approximately eight weeks apart. A dosimetry sub-study is included to assess biodistribution, tumor uptake and correlation of uptake with observed toxicities and efficacy.

About Neuroendocrine Tumors

Neuroendocrine tumors form in cells that interact with the nervous system or in glands that produce hormones. They can originate in various parts of the body, most often in the gut or the lungs and can be benign or malignant. Neuroendocrine tumors are typically classified as pancreatic neuroendocrine tumors or non-pancreatic neuroendocrine tumors. According to cancer.net, it is estimated that more than 12,000 people in the United States are diagnosed with a NET each year. Importantly, neuroendocrine tumors are associated with a relatively long duration of survival compared to other tumors and as a result, there are approximately 175,000 people living with this diagnosis.

About Melanoma

Melanoma is a cancer of the skin arising from uncontrollable growth of melanocytes, the melanin producing cells of the body. Metastatic melanoma is the result of melanoma that has progressed through the layers of skin, infiltrated the blood stream or lymphatic system, and traveled to other areas of the body to metastasize. In the United States, there are approximately 100,000 new diagnoses of melanoma annually and approximately 6,850 deaths annually from metastatic melanoma (cancer.org). In most cases, metastatic melanoma cannot be cured but treatment can support a longer life.

About VMT-α-NET

VMT-α-NET is a clinical stage targeted alpha particle therapy (TAT) radiopharmaceutical being developed for the treatment and diagnosis of somatostatin receptor subtype 2 (SSTR2) expressing neuroendocrine tumors, which are a rare and difficult-to-treat type of cancer. VMT-α-NET incorporates Perspective Therapeutics' proprietary lead-specific chelator (PSC) to bind 203Pb for SPECT imaging, and 212Pb for alpha particle therapy.

About VMT01

VMT01 is a proprietary clinical-stage low molecular weight peptide that is targeted to the melanocortin subtype 1 receptor (MC1R) which is over-expressed on melanoma cells. VMT01 is in development for the treatment and diagnosis of MC1R-positive metastatic melanoma. VMT01 can be labeled with 212Pb to deliver alpha-particle radiation directly to tumor cells, or 203Pb to enable patient selection, diagnostic imaging and dosimetry via SPECT imaging. The product recently completed a pilot imaging study at the Mayo Clinic Rochester, MN. In August 2023, the Company announced that the first patient was dosed in the Phase1/2a study of VMT01 (clinicaltrials.gov identifier NCT05655312).

About Perspective Therapeutics, Inc.

Perspective Therapeutics, Inc. is a radiopharmaceutical company that is pioneering advanced treatment applications for cancers throughout the body. The Company has a proprietary technology that utilizes the alpha emitting isotope 212Pb to deliver powerful radiation specifically to cancer cells via specialized targeting peptides. The Company is also developing complementary imaging diagnostics that incorporate the same targeting peptides which provide the opportunity to personalize treatment and optimize patient outcomes. This "theranostic" approach enables the ability to see the specific tumor and then treat it to potentially improve efficacy and minimize toxicity associated with many other types of cancer treatments.

The Company's melanoma (VMT01) and neuroendocrine tumor (VMT-α-NET) programs have entered Phase 1/2a imaging and therapy trials for the treatment of metastatic melanoma and neuroendocrine tumors at several leading academic institutions in the United States. The Company has also developed a proprietary 212Pb generator to secure key isotopes for clinical trial and commercial operations.

For more information, please visit the Company's website at www.perspectivetherapeutics.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Statements in this press release that are not statements of historical fact are forward-looking statements. Words such as "may," "will," "should," "expect," "plan," "anticipate," "could," "intend," "target," "project," "estimate," "believe," "predict," "potential" or "continue" or the negative of these terms or other similar expressions are intended to identify forward-looking statements, though not all forward-looking statements contain these identifying words. Forward-looking statements in this press release include statements concerning, among other things, the successful completion of patient recruitment for the second dosing cohorts in clinical studies for both lead product candidates, [212Pb]VMT-α-NET and [212Pb]VMT01; the potential of [212Pb]VMT-α-NET as a targeted alpha particle therapy (TAT) in development for patients with unresectable or metastatic somatostatin receptor type 2 (SSTR2) expressing tumors who have not previously received peptide-targeted radiopharmaceutical therapy; [212Pb]VMT01’s potential to be a successful alpha-particle therapy in development for second-line or later treatment of patients with progressive MC1R-positive metastatic melanoma; the continued progress of all of the Company’s clinical programs; the Company’s ability to continue to demonstrate the promise of the Company’s targeted alpha radioligand therapies to provide needed treatment options for patients with intractable tumors; the ability for the safety data from the Phase 1 studies of [212Pb]VMT-α-NET and [212Pb]VMT01 to continue to demonstrate good tolerability and support further dose escalation; and the ability for the Company to provide further safety and efficacy updates in the second half of 2024.

The Company may not actually achieve the plans, intentions or expectations disclosed in the forward-looking statements and you should not place undue reliance on the forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the Company's actual results to differ materially from the results described in or implied by the forward-looking statements, including, without limitation: the Company's ability to continue as a going concern, the potential that regulatory authorities may not grant or may delay approval for the Company's product candidates; uncertainties and delays relating to the design, enrollment, completion, and results of clinical trials; unanticipated costs and expenses; early clinical trials may not be indicative of the results in later clinical trials; clinical trial results may not support regulatory approval or further development in a specified indication or at all; actions or advice of regulatory authorities may affect the design, initiation, timing, continuation and/or progress of clinical trials or result in the need for additional clinical trials; the Company's ability to obtain and maintain regulatory approval for the Company's product candidates; delays, interruptions or failures in the manufacture and supply of the Company's product candidates; the size and growth potential of the markets for the Company's product candidates, and the Company's ability to service those markets; the Company's cash and cash equivalents may not be sufficient to support its operating plan for as long as anticipated; the Company's expectations, projections and estimates regarding expenses, future revenue, capital requirements, and the availability of and the need for additional financing; the Company's ability to obtain additional funding to support its clinical development programs; the availability or potential availability of alternative products or treatments for conditions targeted by the Company that could affect the availability or commercial potential of its product candidates; the ability of the Company to manage growth and successfully integrate its businesses; the Company's ability to maintain its key employees; whether there is sufficient training and use of the Company's products and product candidates; the market acceptance and recognition of the Company's products and product candidates; the Company's ability to maintain and enforce its intellectual property rights; the Company's ability to maintain its therapeutic isotope supply agreement with the Department of Energy; the Company's ability to continue to comply with the procedures and regulatory requirements mandated by the FDA for additional trials, Phase 1 and 2 approvals, FDA Fast Track approvals, and 510(k) approval and reimbursement codes; and any changes in applicable laws and regulations. Other factors that may cause the Company's actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are described under the heading "Risk Factors" in the Company's most recent Transition Report on Form 10-KT and the Company's most recent Quarterly Report on Form 10-Q, each filed with the Securities and Exchange Commission (the "SEC"), in the Company's other filings with the SEC, and in the Company's future reports to be filed with the SEC and available at www.sec.gov. Forward-looking statements contained in this news release are made as of this date. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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